Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
 RECORD 2014 FOURTH QUARTER AND YEAR RESULTS

•	Record 2014 fourth quarter earnings per share of $1.19 compared with $1.13 in the 2013 fourth quarter

•	2014 full year earnings per share were $4.93 compared with $4.44 for 2013, which included a $0.20 per share benefit due to the reduction of the United earnout liability

•	2015 full year earnings per share guidance range of $4.50 to $4.70, including an estimated $0.15 per share year over year increase in pension expense, compared with $4.93 for 2014

•	2015 first quarter earnings per share guidance of $1.05 to $1.15 compared with $1.09 in the 2014 first quarter

•	Purchased $100 million, or 1,263,947 shares, of Kirby common stock since December 23, 2014 at an average price of $79.12 per share

•	Kirby’s Board of Directors authorized the repurchase of an additional 2,000,000 shares, bringing the total unused repurchase authorization to 3,685,000 shares

Houston, Texas (January 28, 2015) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced record net earnings attributable to Kirby for the fourth quarter ended December 31, 2014 of $68.1 million, or $1.19 per share, compared with $64.3 million, or $1.13 per share, for the 2013 fourth quarter. Consolidated revenues for the 2014 fourth quarter increased 18% to $668.3 million compared with $568.4 million reported for the 2013 fourth quarter. Kirby also reported record net earnings attributable to Kirby for the 2014 year of $282.0 million, or $4.93 per share, compared with $253.1 million, or $4.44 per share, for 2013 which included a $0.20 per share benefit due to the reduction of the United earnout liability. Consolidated revenues for 2014 were $2.57 billion compared with $2.24 billion for 2013.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “We reported record results for the fourth quarter and the year with earnings per share at the upper end of the revised, lower guidance range provided in mid-December of last year. In the fourth quarter, utilization in both our marine transportation markets remained in the 90% to 95% range with good price increases in our offshore transportation market, but some signs of spot pricing weakness in the inland market. Also, as we stated when we issued our revised guidance, in our land-based diesel engine services business, the sudden and steep drop in oil prices led to some customer cancellations and delays of projects. However, our marine diesel engine services business experienced stable demand in the fourth quarter.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2014 fourth quarter were $429.4 million compared with $434.6 million for the 2013 fourth quarter. Operating income for the 2014 fourth quarter was $104.2 million compared with $107.8 million for the 2013 fourth quarter. The decline in fourth quarter revenue in 2014, as compared with 2013, was mainly driven by a 13% decline in the average price of marine diesel fuel which is passed through to our customers.

Inland marine transportation tank barge utilization remained in the 90% to 95% range in the fourth quarter. Pricing on renewing contracts experienced only modest increases and were under pressure late in the fourth quarter. In addition, high winds and heavy fog during the quarter drove a year over year increase in delay days in the Gulf Intracoastal Waterway. Operating conditions throughout the Mississippi River system were seasonally normal.

The coastal marine transportation markets reflected normal seasonal impacts and continued strong utilization in the 90% to 95% range, consistent with the first nine months of 2014 and above the 90% level experienced throughout 2013. Demand for the coastal transportation of refined products, black oil, including crude oil and condensate, and petrochemicals remained at healthy levels, leading to continued favorable term and spot contract pricing.

The marine transportation segment’s 2014 fourth quarter operating margin was 24.3% compared with 24.8% for the fourth quarter of 2013.

Segment Results – Diesel Engine Services
Fourth quarter diesel engine services revenues were $238.9 million compared with $133.8 million for the 2013 fourth quarter. Operating income for the fourth quarter of 2014 was $12.9 million compared with operating income of $4.7 million for the 2013 fourth quarter.

The higher revenues and operating income as compared to the fourth quarter of 2013 reflected improvement in the land-based diesel engine services market and steady demand for parts sales and services in the marine diesel engine and power generation markets. The land-based market benefited primarily from an improvement in the sale, service and remanufacturing of engines, transmissions and pressure pumping units. However, the decline in oil prices resulted in backlog cancellations and order delays late in the quarter.

During the 2014 fourth quarter, demand in the marine diesel engine services market remained stable, benefiting from major service projects along the Gulf Coast and East Coast. The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 5.4% for the 2014 fourth quarter compared with 3.5% for the 2013 fourth quarter.

Cash Generation
Kirby continued to generate strong cash flow during 2014 with EBITDA of $642.6 million compared with $597.7 million for 2013. During 2014, capital expenditures were $355.1 million, including $125.7 million for new inland tank barge and towboat construction, $91.0 million for progress payments on the construction of four new coastal articulated tank barge and tugboat units (“ATBs”), and $138.4 million primarily for upgrades to the existing inland and coastal fleets, as well as the final costs for the construction of two offshore dry-bulk barge and tugboat units delivered during 2013. In addition, Kirby purchased a previously leased coastal tank barge in August 2014 for $6.5 million and two previously leased coastal tank barges for $25.3 million in October 2014. Total debt as of December 31, 2014 was $716.7 million, reflecting a reduction of $32.5 million since December 31, 2013, and Kirby’s debt-to-capitalization ratio was 24.0%.

Treasury Stock Purchases
During December 2014, Kirby purchased 187,411 shares of its common stock at an average price of $81.75 per share under a stock trading plan entered into with a brokerage firm pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934. From January 1, 2015 through January 28, 2015, Kirby has purchased an additional 1,076,536 shares at an average price of $78.66 per share under the same stock trading plan, bringing total purchases under the plan through January 28 to 1,263,947 shares at an average price of $79.12 per share. In January, Kirby’s Board of Directors authorized the repurchase of an additional 2,000,000 shares, bringing the total unused repurchase authorization to 3,685,000 shares.

Outlook
Commenting on the 2015 first quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2015 first quarter is $1.05 to $1.15 per share compared with $1.09 per share in the 2014 first quarter. Our full year 2015 guidance is $4.50 to $4.70 per share compared with $4.93 per share earned in 2014. In our marine transportation markets, the sharp decline in energy prices has caused the inland market to lose some confidence, resulting in carriers not pressing rates and shippers testing rate levels. Given some potential pricing weakness, we are being cautious with our 2015 pricing expectations. For the coastal business, our guidance assumes continued healthy utilization levels and mid-single digit price increases. In our diesel engine services segment, the significant decline in crude prices has created a high degree of uncertainty but we remain focused on servicing our customers, executing the backlog we have, and on cost reductions.”

Mr. Grzebinski continued, "For our marine transportation business, the longer term fundamentals which support continued growth in petrochemical and refined products volumes, particularly the globally competitive feedstock advantage for domestic producers, remain intact. However, the majority of the expected benefits from new petrochemical plant openings are not likely to occur until 2017 and later. If, prior to these benefits emerging, market disruptions present acquisition or other good investment opportunities we will look to use our strong balance sheet and strong cash flow in a disciplined manner. During the fourth quarter of 2014 and the first part of 2015, we repurchased $100 million or 1,263,947 shares of Kirby stock. With respect to cash flow, while our 2015 earnings guidance is lower than 2014, we expect our cash flow to remain strong, as our 2015 guidance includes an increase of approximately $0.15 per share in expenses related to pension discount rate and mortality table changes, as well as an increase in other non-cash expenses."

The 2015 capital spending guidance range is $300 to $310 million and includes approximately $75 million for the construction of 39 inland tank barges and three inland towboats, all expected to be delivered in 2015. The guidance range also includes approximately $85 million in progress payments on the construction of two 185,000 barrel coastal ATBs and two 155,000 barrel ATBs. The balance of $140 to $150 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled at 7:30 a.m. central time tomorrow, Thursday, January 29, 2015, to discuss the 2014 fourth quarter and year performance as well as the outlook for the 2015 first quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Sterling Adlakha. The confirmation number is 38774919. An audio playback will be available at 1:00 p.m. central time on Thursday, January 29, 2015, through 5:00 p.m. central time on Friday, February 27, 2015, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. The passcode is 38774919#. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2013 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2014	2013	2014	2013
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$429,424	$434,600	$1,770,684	$1,713,167
Diesel engine services	238,873	133,797	795,634	529,028
	668,297	568,397	2,566,318	2,242,195
Costs and expenses:
Costs of sales and operating expenses	451,016	365,548	1,694,882	1,448,805
Selling, general and administrative	55,422	49,431	210,416	177,766
Taxes, other than on income	3,772	3,304	16,677	15,893
Depreciation and amortization	44,436	41,530	169,312	164,437
Gain on disposition of assets	(156)	(160)	(781)	(888)
	554,490	459,653	2,090,506	1,806,013
Operating income	113,807	108,744	475,812	436,182
Other income.	125	132	39	368
Interest expense	(5,149)	(5,971)	(21,461)	(27,872)
Earnings before taxes on income	108,783	102,905	454,390	408,678
Provision for taxes on income	(40,310)	(37,646)	(169,782)	(152,379)
Net earnings	68,473	65,259	284,608	256,299
Less: Net earnings attributable to noncontrolling interests	(422)	(992)	(2,602)	(3,238)

Net earnings attributable to Kirby	$68,051	$64,267	$282,006	$253,061

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.19	$1.13	$4.95	$4.46
Diluted	$1.19	$1.13	$4.93	$4.44
Common stock outstanding (in thousands):
Basic	56,723	56,429	56,674	56,354
Diluted	56,892	56,646	56,867	56,552

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2014	2013	2014	2013
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$68,051	$64,267	$282,006	$253,061
Interest expense	5,149	5,971	21,461	27,872
Provision for taxes on income	40,310	37,646	169,782	152,379
Depreciation and amortization	44,436	41,530	169,312	164,437
	$157,946	$149,414	$642,561	$597,749

Capital expenditures	$121,046	$46,180	$355,144	$253,227
Acquisitions of businesses and marine equipment	$25,300	$-	$31,800	$3,643

	December 31,
	2014	2013
	(unaudited, $ in thousands)
Long-term debt, including current portion	$716,700	$749,150
Total equity	$2,264,913	$2,022,153
Debt to capitalization ratio	24.0%	27.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Marine transportation revenues	$429,424	$434,600	$1,770,684	$1,713,167

Costs and expenses:
Costs of sales and operating expenses	253,426	257,386	1,053,390	1,029,040
Selling, general and administrative	28,306	28,725	119,087	112,272
Taxes, other than on income	2,970	2,847	14,324	14,026
Depreciation and amortization	40,518	37,850	154,019	149,574
	325,220	326,808	1,340,820	1,304,912

Operating income	$104,204	$107,792	$429,864	$408,255

Operating margins	24.3%	24.8%	24.3%	23.8%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Diesel engine services revenues	$238,873	$133,797	$795,634	$529,028

Costs and expenses:
Costs of sales and operating expenses	197,590	108,162	641,492	419,765
Selling, general and administrative	24,585	17,691	80,309	53,595
Taxes, other than income	792	444	2,307	1,805
Depreciation and amortization	2,979	2,764	11,463	11,096
	225,946	129,061	735,571	486,261

Operating income	$12,927	$4,736	$60,063	$42,767

Operating margins	5.4%	3.5%	7.5%	8.1%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2014	2013	2014	2013
	(unaudited, $ in thousands)

General corporate expenses	$3,480	$3,944	$14,896	$15,728

Gain on disposition of assets	$156	$160	$781	$888

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2014	2013	2014	2013
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,326	2,869	13,088	11,754
Revenue/Ton Mile (cents/tm) (3)	8.5	10.0	8.8	9.8
Towboats operated (average) (4)	247	253	251	256
Delay Days (5)	1,770	1,985	7,804	7,843
Average cost per gallon of fuel consumed	$2.83	$3.26	$3.06	$3.21

Barges (active):
Inland tank barges			884	861
Coastal tank barges			69	72
Offshore dry-cargo barges			6	8
Barrel capacities (in millions):
Inland tank barges			17.8	17.3
Coastal tank barges			6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth Quarter 2014 inland marine transportation revenues of $283,548,000 divided by 3,326,000,000 inland marine transportation ton miles = 8.5 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.